Exhibit 99.1
International Headquarters
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Phone: 905.286.3000
Fax: 905.286.3050
Contact Information:
Laurie W. Little
949-461-6002
VALEANT PHARMACEUTICALS TO ACQUIRE
U.S. AND CANADIAN RIGHTS TO ZOVIRAX®
     Mississauga, Ontario, February 3, 2011 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that its subsidiary, Biovail Laboratories International SRL (“BLS”), has signed agreements to acquire all U.S. and Canadian rights to non-ophthalmic topical formulations of Zovirax® from GlaxoSmithKline (“GSK”) for $300 million. The transaction significantly increases profitability of the brand for BLS which had previously been the exclusive distributor in the United States, and expands BLS’ geographic rights to include Canada. The transaction is subject to customary closing conditions, including Hart-Scott-Rodino regulatory clearance in the United States.
     “We believe that Zovirax is a strong brand with continuing growth opportunities,” said J. Michael Pearson, chief executive officer. “The current distribution agreement between GSK and BLS was problematic for both companies and this new arrangement should solve this issue for both organizations. We believe that our sales and marketing organizations in the United States and Canada have the ability to revitalize and grow the brand.”
About Valeant
     Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant can be found at www.valeant.com .
Forward looking statements
     This press release may contain forward-looking statements, including, but not limited to, statements regarding the profitability of Zovirax and the ability to revitalize and grow the Zovirax brand. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC and the Canadian Securities Administrators (“CSA”), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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